Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 11 May 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report & Form 20-F 2017 of BT Group plc for the year ended 31 March 2017.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

London, United Kingdom

28 July 2017